State Bank Financial Corporation 3rd Quarter 2013 Earnings Presentation Joe Evans – Chairman and CEO Tom Callicutt – Executive Vice President and CFO Kim Childers – Vice Chairman and Executive Risk Officer October 24, 2013

2 Cautionary Note Regarding Forward-Looking Statements Certain statements contained in this earnings deck that are not statements of historical fact may constitute forward-looking statements. These forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “would,” “could,” “will,” “expect,” “anticipate,” “believe,” “intend,” “plan” and “estimate,” as well as similar expressions. These forward-looking statements include statements related to our projected growth, anticipated future financial performance, and management’s long-term performance goals, as well as statements relating to the anticipated effects on results of operations and financial condition from expected developments or events, or business and growth strategies, including projections of future amortization and accretion, anticipated internal growth and plans to establish or acquire banks or the assets of failed banks. These forward-looking statements involve significant risks and uncertainties that could cause our actual results to differ materially from those anticipated in such statements. Potential risks and uncertainties include the following: • general economic conditions (both generally and in our markets) may be less favorable than expected, which could result in, among other things, a continued deterioration in credit quality, a further reduction in demand for credit and a further decline in real estate values; • the general decline in the real estate and lending markets, particularly in our market areas, may continue to negatively affect our financial results; • our ability to raise additional capital may be impaired if current levels of market disruption and volatility continue or worsen; • we may be unable to collect reimbursements on losses that we incur on our assets covered under loss share agreements with the FDIC as we anticipate; • costs or difficulties related to the integration of the banks we may acquire from the FDIC as receiver may be greater than expected; • restrictions or conditions imposed by our regulators on our operations may make it more difficult for us to achieve our goals; • legislative or regulatory changes, including changes in accounting standards and compliance requirements, may adversely affect us; • competitive pressures among depository and other financial institutions may increase significantly; • changes in the interest rate environment may reduce margins or the volumes or values of the loans we make or have acquired; • other financial institutions have greater financial resources and may be able to develop or acquire products that enable them to compete more successfully than we can; • our ability to attract and retain key personnel can be affected by the increased competition for experienced employees in the banking industry; • adverse changes may occur in the bond and equity markets; • war or terrorist activities may cause further deterioration in the economy or cause instability in credit markets; • economic, governmental or other factors may prevent the projected population, residential and commercial growth in the markets in which we operate; and • we will or may continue to face the risk factors discussed from time to time in the periodic reports we file with the SEC. For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on the forward-looking statements, which speak only as of the date of this report. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. See Item 1A, Risk Factors, in our Annual Report on Form 10-K for the year ended December 31, 2012, for a description of some of the important factors that may affect actual outcomes.

3Q13 Results Summary

STATE BANK
Financial Corporation

- 3Q13 net income of $4.3 million driven by higher accretion income and lower expenses in the quarter, offset by continued amortization of the FDIC receivable
- Accretion income was up $2.2 million on a linked-quarter basis primarily due to loan pool closings in the third quarter
- Noncovered loans now represent more than 80% of total gross loans

Income Statement Highlights					
(dollars in thousands, except per share data)	3Q13	2Q13	3Q12	2013 YTD	2012 YTD
Total interest income on invested funds	$2,587	$2,693	$2,847	$7,782	$8,805
Interest income on noncovered loans, including fees	15,800	15,141	14,729	45,315	40,407
Accretion income on covered loans	27,978	25,787	18,893	74,401	74,574
Total interest expense	1,981	1,995	2,235	5,972	7,653
Net interest income	44,384	41,626	34,234	121,526	116,133
Provision for loan losses (noncovered loans)	905	665	1,050	1,920	4,710
Provision for loan losses (covered loans)	(636)	(1,288)	5,441	(4,309)	7,060
Net interest income after provision for loan losses	44,115	42,249	27,743	123,915	104,363
Amortization of FDIC Receivable	(18,971)	(20,762)	(6,291)	(56,512)	(17,309)
Other fee income	4,471	4,224	3,002	12,816	7,930
Total noninterest income	(14,500)	(16,538)	(3,289)	(43,696)	(9,379)
Total noninterest expense	23,124	25,461	19,835	75,249	64,453
Income before income taxes	6,491	250	4,619	4,970	30,531
Income tax expense	2,142	113	1,261	1,640	11,004
Net income	$4,349	$137	$3,358	$3,330	$19,527
Diluted net income per share	.13	-	.10	.10	.60
Dividends per share	.03	.03	.03		
Tangible book value per share	12.97	12.94	13.18		

Balance Sheet Highlights (period-end balances)	3Q13	2Q13	3Q12
Noncovered loans	$1,164,854	$1,123,122	$937,331
Total assets	2,527,101	2,607,697	2,642,247
Noninterest-bearing deposits	420,269	429,960	367,762
Total deposits	2,049,911	2,126,084	2,124,298
Shareholders' equity	428,593	425,926	428,198

Note: Consolidated financial results for 3Q 2013 contained throughout this presentation are unaudited; numbers may not add due to rounding

3

4 173 205 257 230 (21) (26) (28) 52 78 1 0 100 200 300 400 4Q12 1Q13 2Q13 3Q13 Accretable Discount Acc. Discount Accretion Transfers  Collections and amortization in the third quarter decreased the total FDIC receivable (indemnification asset) by $54mm to $157mm at quarter end  Current scheduled indemnification asset amortization of $73mm at 3Q13 is essentially unchanged from the end of 2Q13 and has an estimated weighted average life of 4 quarters  Over $130mm of net transfers from nonaccretable to accretable during 2013 YTD, reflecting better performance than previously forecasted  As of the end of 3Q13, there is $230mm of discount to be recognized as loan accretion income, with an estimated weighted average life of 9 quarters 355 259 211 157 (59) (20) (24) (21) (8) (11) (17) (21) (19) 0 100 200 300 400 4Q12 1Q13 2Q13 3Q13 FDIC Receivable FDIC Rec. Collections from FDIC Other Amortization of FDIC Rec. 1 Other includes charge-offs, write-downs, and other losses, amount attributable to loss share agreements and external expenses qualifying under loss share agreements Continued Improvement in Actual and Forecasted Covered Loan Performance ($ i n mi llio n s) $73mm of scheduled future amortization with an estimated weighted average life of 4 quarters $230mm of scheduled future accretion with an estimated weighted average life of 9 quarters ($ i n mi llio n s) 1

5 (0) (0) (0) (0) (0) (0) (0) (0) (0) (0) 0 Security Bank Buckhead Community & First Security 136 90 75 53 88 66 52 39 0 20 40 60 80 100 120 140 160 4Q12 1Q13 2Q13 3Q13 FDIC Receivable 1 77 104 102 87 35 47 44 41 0 20 40 60 80 100 120 140 160 4Q12 1Q13 2Q13 3Q13 Accretable Discount 1  Our first two loss share transactions are our largest, with the loss share on 415B loans (non-single family) for Security Bank expiring in July 2014 and Buckhead Community Bank expiring in December 2014  Security and Buckhead, along with First Security National Bank (December 2014 415B loss share expiration), collectively represent $92mm, or 59%, of the total FDIC receivable at the end of 3Q13 compared to $224 million, or 63%, at year-end 2012  These three banks also represent $128mm of the total accretable discount remaining at the end of 3Q13 Managing Toward a Soft Landing for Loss Share Expiration ($ i n mi llio n s) ($ i n mi llio n s) 1 415A and 415B balances from Security Bank, Buckhead Community Bank and First Security National Bank only $27mm and $11mm of scheduled future amortization on SB and BCB & FSNB, respectively

6 Executing on Strategic Priorities Increasing Efficiency Improving Funding Prudently Growing Earning Assets  Ongoing efficiency initiatives to decrease expense run-rate beginning to show impact  Total noninterest expense declined in the quarter to the lowest level since 3Q12  Noninterest-bearing deposits increased 14% over the prior year and represent more than 20% of total deposits  Cost of funds remains low at 38 bps  Noncovered loans grew $42mm to $1.16B and now represent over 80% of total gross loans  Credit metrics on noncovered portfolio remain very solid Co re B an k Effectively Managing Loss Share Expiration  FDIC receivable decreased $54mm to $157mm at September 30, 2013  Over $130mm in net transfers from nonaccretable to accretable during past 3 quarters  $230mm of accretable discount remaining at September 30, 2013 Lo ss Sha re

7 Financial Results: Revenue 1 Excludes accretion income 2 Excludes accretion / (amortization) of FDIC receivable  Interest income on noncovered loans was up 4% from the previous quarter, representing a record high quarterly level for the second straight quarter  Noninterest income of $4.5mm, excluding indemnification asset amortization, increased in 3Q13 due, in part, to securities gains and higher service charges, but offset by a write-down on a branch closure  Accretion income increased $2.2mm in 3Q13 primarily due to loan pool closings in the quarter  Amortization of FDIC receivable negatively impacted noninterest income in 3Q13 by $19.0mm ($ i n t h o u sa n d s) ($ i n t h o u sa n d s) ($ i n t h o u sa n d s) 0 5,000 10,000 15,000 20,000 3Q12 4Q12 1Q13 2Q13 3Q13 Interest Income 1 0 1,000 2,000 3,000 4,000 5,000 3Q12 4Q12 1Q13 2Q13 3Q13 Noninterest Income 2 Noninterest Income Gains on Securities and FHLB Stock -30,000 -20,000 -10,000 0 10,000 20,000 30,000 40,000 3Q12 4Q12 1Q13 2Q13 3Q13 Covered Portfolio Revenue Loan Accretion Income Accretion/(Amortization) of FDIC Receivable

8 Financial Results: Expense 1 Excludes loan collection and OREO costs  Noninterest expense, excluding loan collection and OREO costs, decreased $767 thousand from 2Q13  Salaries and benefits were lower in the quarter due to higher one-time costs in 2Q13  Legal and professional fees declined for the third consecutive quarter ($ i n t h o u sa n d s) ($ i n t h o u sa n d s)  Loan collection and OREO costs of $374 thousand in 3Q13, the lowest quarterly level since 3Q12, and a decrease of $1.6mm from 2Q13  Loan collection and OREO costs linked-quarter decrease partially driven by a write-off in 2Q13 for expenses incurred on covered loans without principal losses, and therefore not eligible for reimbursement from the FDIC 0 5,000 10,000 15,000 20,000 25,000 30,000 3Q12 4Q12 1Q13 2Q13 3Q13 Noninterest Expense 1 -1,000 -500 0 500 1,000 1,500 2,000 2,500 3Q12 4Q12 1Q13 2Q13 3Q13 Loan Collection and OREO Costs

9 Financial Results: Earning Assets / Funding  Net noncovered or “organic” loan growth of $41.7mm, or 3.7%, in 3Q13  Noncovered loans of $1.16B comprise over 80% of total gross loans, up from 63% in the year-ago period and 46% at the end of 2011  Noninterest-bearing deposits have increased over 120% since 1Q10, reflecting our focus on relationship banking and payments expertise  Cost of funds has declined 144 bps since 2Q10 ($ i n mi llio n s) ($ i n millio n s) N IB / Tot al D ep o sit s 0% 5% 10% 15% 20% 25% 0 100 200 300 400 500 1Q10 2Q 3Q 4Q 1Q11 2Q 3Q 4Q 1Q12 2Q 3Q 4Q 1Q13 2Q 3Q Noninterest-bearing Deposits NIB Deposits NIB / Total Deposits 1.82% .38% 0.0% 0.5% 1.0% 1.5% 2.0% 1Q10 2Q 3Q 4Q 1Q11 2Q 3Q 4Q 1Q12 2Q 3Q 4Q 1Q13 2Q 3Q Cost of Funds 78 1,165 1,036 290 0 200 400 600 800 1,000 1,200 1,400 1Q10 2Q 3Q 4Q 1Q11 2Q 3Q 4Q 1Q12 2Q 3Q 4Q 1Q13 2Q 3Q Loan Portfolio Noncovered Covered

10 Credit: Noncovered Portfolio  Credit quality remains strong as annualized net charge-offs represented 10 bps of average noncovered loans at 3Q13  NPLs declined $740 thousand linked-quarter and represent 25 bps of total noncovered loans at 3Q13  Total NPAs declined to $3.9mm in 3Q13 from $4.8mm the prior quarter  Noncovered allowance to noncovered loans is 1.41%, which is 4.2x total noncovered NPAs ($ i n t h o u sa n d s) ($ i n t h o u sa n d s) (200) 0 200 400 600 800 1,000 3Q12 4Q12 1Q13 2Q13 3Q13 Net Charge-offs (Recoveries) 0 2,000 4,000 6,000 8,000 10,000 3Q12 4Q12 1Q13 2Q13 3Q13 Nonperforming Assets NPLs OREO 0.0% 0.5% 1.0% 1.5% 2.0% 3Q12 4Q12 1Q13 2Q13 3Q13 Credit Ratios Noncovered NPLs to Noncovered Loans Noncovered ALL to Noncovered Loans

11 Credit: Covered OREO ($ i n t h o u sa n d s) ($ i n t h o u sa n d s) ($ i n t h o u sa n d s)  OREO balances declined to $51.7mm in 3Q13  98.1% of OREO balances are covered  Essentially all new inflows of OREO are covered  OREO sales have averaged $21mm per quarter over the past year 0 20,000 40,000 60,000 80,000 100,000 3Q12 4Q12 1Q13 2Q13 3Q13 OREO Balances 0 5,000 10,000 15,000 20,000 25,000 30,000 3Q12 4Q12 1Q13 2Q13 3Q13 Inflows 0 5,000 10,000 15,000 20,000 25,000 30,000 3Q12 4Q12 1Q13 2Q13 3Q13 Sales

12 Well Positioned Franchise Efficient Network in Attractive Markets Special Asset Expertise Mitigated Credit Risk Balance Sheet Strength Management Depth  Scalable core banking operations in attractive markets  A highly effective problem asset resolution business  Capital levels to support organic and opportunistic growth  Team with a track record of organic growth, successful integrations and building long-term shareholder value  Credit risk mitigated by covered assets and timing of when essentially all noncovered assets were generated (commencing July 2009) Payments Expertise  Treasury services / cash management capabilities to drive core deposit growth